Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:        Louise A. Walker                                                                              April 28, 2015
President & Chief Executive Officer
First Northern Community Bancorp
& First Northern Bank
P.O. Box 547
Dixon, California
       (707) 678-3041

First Northern Community Bancorp – First Quarter Earnings Report
Strong Loan, Deposit & Asset Growth
Diluted Earnings per Share Up 15.4% from Prior Year

Dixon, Calif. ―First Northern Community Bancorp (the “Company,” ticker symbol FNRN: OTCQB), holding company for First Northern Bank (“First Northern” or the “Bank”), today announced earnings through the first quarter of 2015. Louise Walker, President and Chief Executive Officer, stated, “The Company reported year-to-date net income of $1.5 million for the period ending March 31, 2015, up 7.1% compared to net income of $1.4 million reported for the same fiscal period last year. Net income available to common shareholders totaled $1.5 million for the period ending March 31, 2015, up 15.4% compared to net income available to common shareholders of $1.3 million reported for the same fiscal period last year. Diluted earnings per share for the three months ended March 31, 2015 was $0.15, up 15.4% compared to diluted earnings per share of $0.13 for the same fiscal period last year.”

Total assets at March 31, 2015 were $995.4 million, an increase of $62.4 million, or 6.7%, compared to the same period in 2014. Total deposits of $893.5 million increased $54.4 million, or 6.5%, compared to March 31, 2014 figures. During the same period, total net loans (including loans held-for-sale) increased $35.1 million, or 6.9%, to $541.1 million. The Company continues to be “well capitalized” and exceeds the 10% threshold at March 31, 2015.

Further commenting on the Company’s financial results, Walker stated, “We are pleased to report a solid start for 2015 with healthy first quarter results. These results were achieved through remaining focused on maintaining balance in all we do. Asset quality is strong, as measured by total classified assets to total risk-based capital. At March 31, 2015, this ratio was 17.64% compared to 31.79% at March 31, 2014. We are very encouraged by the improvements in our local economy, and the direct effect that they have had on our financial performance. Our commercial loan pipeline is robust and the mortgage loan pipeline is improving. Investments continue to be made in technology, not only for growth, but also to improve our efficiency, enhance our security, and protect our clients.”

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First Northern Community Bancorp & First Northern Bank                                                                     April 28, 2015

First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer, Contra Costa County and the west slope of El Dorado County. First Northern has nine full service branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Roseville, and Auburn, and has a full service Trust Department in Sacramento. The Bank also offers 24/7 real estate mortgage loans, SBA loans, and non-FDIC insured Investment & Brokerage Services at each branch location. First Northern’s Real Estate Mortgage Loan office is located in Davis, and real estate loan representatives are available to meet customers at any of the Bank’s branches by appointment. The Bank specializes in relationship banking and employs experts in the area of small business, commercial, agribusiness, and real estate lending, as well as wealth management, and is rated as a “Superior” 5-Star Bank by BauerFinancial Inc. (www.bauerfinancial.com). The Bank can be found on the Web at www.thatsmybank.com. The Bank can be found on the Web at www.thatsmybank.com, on Facebook and on LinkedIn.

Forward-Looking Statements
This press release may include certain “forward-looking statements” about First Northern Community Bancorp (the “Company”). These forward-looking statements are based on management’s current expectations and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company’s most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company’s reports filed with the SEC and available at www.sec.gov.

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